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                                                                     EXHIBIT 2.3
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                              PURCHASE AGREEMENT



                                    BETWEEN



                                   RDS, INC.
                            a Colorado corporation



                                   AS SELLER



                                      AND



                     CROSS-CONTINENT AUTO RETAILERS, INC.,
                            a Delaware corporation



                                 AS PURCHASER



                              As of March 1, 1997



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                              PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (the "Agreement") is made to be effective as of the Effective Date (as hereinafter defined) by and between RDS, INC., a Colorado corporation ("Seller"), and CROSS-CONTINENT AUTO RETAILERS, INC., a Delaware corporation ("Purchaser").

     WITNESSETH:

                                   ARTICLE I

                               PURCHASE AND SALE

     1.1  Agreement of Purchase and Sale.  Subject to the terms and conditions
          -------------------------------
hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

               (a) that certain tract or parcel of land situated in Adams County, Colorado, more particularly described by metes and bounds on Exhibit A attached hereto and made a part hereof, together with all improvements located thereon and all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause
     (a) of this Section 1.1 being herein referred to collectively as the "Land");

               (b) all of Seller's right, title and interest in and to (i) all assignable contracts and agreements relating to the Land or the improvements to be constructed on the Land; (ii) all licenses, permits, certificates of occupancy and other consents or approvals from governmental authorities or private parties which relate to the Land or the improvements to be constructed on the Land; and (iii) all plans, specifications, drawings, reports, studies, books, records and other documents pertaining to the Land or the improvements to be constructed on the Land (the property described in this Section 1.1(b) being sometimes herein referred to collectively as the "Intangibles").

     1.2  Property Defined.  The Land and the Intangibles are hereinafter
          ----------------
sometimes referred to collectively as the "Property."


     1.3. Permitted Exceptions.  The Property shall be conveyed subject to the
          ---------------------
matters which are deemed to be Permitted Exceptions pursuant to Section 2.3 hereof (herein referred to collectively as the "Permitted Exceptions").

     1.4  Purchase Price.  Seller is to sell and Purchaser is to purchase the
          ---------------
Property for a total of TWO MILLION DOLLARS ($2,000,000.00) (the "Purchase Price").

     1.5  Payment of Purchase Price.  The Purchase Price shall be payable in
          -------------------------
full at Closing in cash or immediately available funds.

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

     1.6  Independent Contract Consideration.  Upon the Effective Date hereof,
          ----------------------------------
Purchaser shall deliver to Seller a check in the amount of Five Hundred and No/100 Dollars ($500.00) ("Independent Contract Consideration"), which amount the parties hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, and is nonrefundable in all events.

                                  ARTICLE II

                               TITLE AND SURVEY

     2.1  Commitment for Title Insurance.  Within fifteen (15) days after the
          ------------------------------
Effective Date, Seller shall deliver to Purchaser and the surveyor described in
Section 2.2 below (a) a current title commitment for a 1992 ALTA Extended Owner's Policy (the "Title Commitment") covering the Property, showing all matters affecting title to the Property and binding the Title Company to issue at Closing a 1992 ALTA Extended Owner's Policy of Title Insurance issued by Land Title Guarantee Company (the "Title Company") in the full amount of the Purchase Price pursuant to Section 2.5 hereof, and (b) legible copies of all instruments (the "Exception Instruments") referenced in Schedule B and Schedule C of the Title Commitment. In addition to the Title Commitment and the Exception Instruments, Seller shall deliver, at its own expense, a copy of the most current tax certificate covering the Property.



     2.2  Survey.  Within ten (10) days after the Effective Date, Seller shall,
          ------
at Seller's expense, furnish to Purchaser a current Survey (the "Survey") of the Property prepared by a reputable surveyor or surveying firm licensed by the State of Colorado. The Survey shall be an ALTA/ACSM Urban Land Title Survey and shall (a) locate all easements (whether of record or apparent from an inspection of the Property) and rights of way on or adjacent to the Property (identified by recording data, if applicable), (b) show any improvements on the Land and the dimensions thereof, (c) show the location and size of all streets (existing or proposed) on or adjacent to the Property, (d) show any encroachments or protrusions, railroads, rivers, creeks, or other water courses, fences, utilities (including size and location), and other matters located on or affecting the Property (and any recording information relating thereto), (e) set forth the number of square feet comprising the Property, together with a legal description of the boundaries of the Property by metes and bounds, (f) certify that the Property does not lie within the 100-year flood plain as established by the U.S. Army Corps of Engineers, (g) contain a certification by the surveyor in the form of Exhibit B attached hereto, and (h) in general, comply with the highest standards of surveyors in the State of Colorado. Unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the Survey shall be the legal description employed in the documents of conveyance of the Property. The Survey shall be certified to Purchase and the Title Company.

     2.3  Title Review Period.  After receipt of the last of the Title
          -------------------
Commitment, legible copies of the Exception Instruments, and the Survey, Purchaser shall have a period of five (5) days to review the state of Seller's title to the Property (the "Title Review Period"). If the Survey, the Title Commitment or the Exception Instruments reflect or disclose any defects, exceptions, or other matters affecting the Property ("Title Defects") that render or will render the Property unmerchantable or that

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materially, adversely affect or will affect the operation of the Property in accordance with its proposed use as an automobile dealership location, then prior to the expiration of the Title Review Period, Purchaser may provide Seller with written notice of its objections, and Seller shall have five (5) days (the "Cure Period") from the date of the notice to remove or cure any Title Defects to the satisfaction of Purchaser. Seller shall use its reasonable, good faith efforts to remove or cure the Title Defects to Purchaser's satisfaction, but shall not be required to institute litigation. If Seller does not cure any or all of the Title Defects within the Cure Period, Seller shall notify Purchaser in writing, prior to the expiration of the Cure Period, of its failure to cure such Title Defects, and Purchaser may, prior to the later of (a) five (5) business days after receipt of Seller's notice of its failure to cure, or (b) the expiration of the Inspection Period (hereinafter defined) either (i) terminate this Agreement by written notice delivered to Seller, or (ii) elect to waive any uncured Title Defect. If Purchaser fails to terminate the Agreement by written notice delivered to Seller prior to the expiration of the time period referenced in the immediately preceding sentence, then any Title Defects that Seller has not cured shall be deemed waived by Purchaser. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Property as shown by the Title Commitment, the Exception Instruments or the Survey, or if Purchaser elects to waive all or any of the Title Defects, or is deemed to have waived all or any of the Title Defects, then any exceptions to Seller's title to which Purchaser has not objected or which have been objected to and waived by Purchaser and which are disclosed by the Title Commitment shall be considered to be "Permitted Exceptions". If Purchaser terminates this Agreement pursuant to this section, then neither Seller nor Purchaser shall have any further rights or obligations under this Agreement.

     2.4  Obligation to Cure Liens.  Notwithstanding anything to the contrary
          ------------------------
contained in this Article II, if at Closing there are any mechanic's or materialmen's liens or mortgages, deeds of trust or other instruments creating a lien against all or any part of the Property (collectively, "Liens"), Seller shall discharge the same of record and apply such portions of the Purchase Price or Seller's funds as may be necessary to accomplish the same.

     2.5  Owner's Policy of Title Insurance.  At Closing, Seller shall cause the
          ---------------------------------
Title Company to issue to Purchaser, at Seller's expense, a 1992 ALTA Extended Owner's Policy of Title Insurance (the "Title Policy") covering the Property, in the full amount of the Purchase Price, insuring that Purchaser is the owner of good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions, and with the standard printed exceptions deleted and the exception for ad valorem taxes shall be modified to reflect only taxes for the current year and subsequent years. In addition, any reference to submitting claims under the Title Policy to arbitration shall be deleted.

                                  ARTICLE III

                               INSPECTION PERIOD

     3.1  Right of Inspection.  During the period beginning upon the Effective
          -------------------
Date and ending at 5 p.m., Denver, Colorado time, on the thirtieth (30th) day following the Effective Date (hereinafter referred to as the "Inspection Period"), Purchaser shall have the right to make a physical inspection of the Property, to conduct tests thereon (including specifically, without limitation, environmental tests and soil borings), to review the Due Diligence Materials (hereinafter defined), the Environmental Site

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Audit (hereinafter defined) and all other books, records and documents maintained by Seller relating to the Property, and to make inquiries to governmental authorities and other appropriate parties, so as to determine, in the reasonable discretion of Purchaser, whether any condition, activity, or event has occurred, exists, or will occur or exist (a) that affects or will affect the Property and for which there is any material risk of loss or liability for the owner of the Property, or (b) that materially, adversely affects or will affect the operation of the Property in accordance with its proposed use as an automobile dealership location. Purchaser agrees to indemnify and hold Seller harmless of and from any claim for physical damages or physical injuries arising from Purchaser's inspection of the Property, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times and shall be conducted so as not to unreasonably interfere with use of the Property by Seller or its tenants.

     3.2  Right of Termination.  Seller agrees that in the event Purchaser
          --------------------
determines, in Purchaser's reasonable discretion, that any condition, activity, or event has occurred, exists, or will occur or exist (a) that affects or will affect the Property and for which there is any material risk of loss or liability to the owner of the Property, or (b) that materially, adversely affects or will affect the operation of the Property in accordance with its proposed use as an automobile dealership location, then Purchaser shall have the right to terminate this Agreement by sending written notice thereof (hereinafter referred to as the "Notice of Termination") to Seller prior to the expiration of the Inspection Period. Upon delivery by Purchaser of such Notice of Termination within the Inspection Period, this Agreement shall terminate. If Purchaser fails to send Seller a Notice of Termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Article III.

                                  ARTICLE IV
                                    CLOSING

     4.1  Time and Place.  Unless otherwise mutually agreed in writing between
          --------------
Seller and Purchaser, the Closing of the transaction contemplated hereby ("Closing") shall be held at the offices of Burg & Eldredge, P.C. on March 1, 1997, or such other date as Purchaser and Seller shall mutually agree, (the "Closing Date"). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

     4.2  Seller's Obligations at Closing.  At Closing, Seller shall:
          -------------------------------

          (a) deliver to Purchaser a Special Warranty Deed (the "Deed") in the form of Exhibit C attached hereto and made a part hereof, executed and acknowledged by Seller and in recordable form, conveying the Land to Purchaser, subject only to the Permitted Exceptions;

          (b) deliver to Purchaser a Bill of Sale and Assignment (the "Bill of Sale") in the form of Exhibit D attached hereto and made a part hereof, executed and acknowledged by Seller and in recordable form;

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          (c)  join with Purchaser in the execution and acknowledgment of an
     Assignment and Assumption of Contracts (the "Assignment of Contracts") in the form of Exhibit E attached hereto and made a part hereof;

          (d) deliver to Purchaser a FIRPTA Affidavit in the form of Exhibit F attached hereto and made a part hereof, duly executed by Seller;

          (e) deliver to Purchaser a "bills paid affidavit" verifying that there are no unpaid bills, expenses or claims with respect to the Property and indemnifying Purchaser from any loss, liability or expense resulting from or incident to any such matters;

          (f) deliver to Purchaser such evidence as Purchaser's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

          (g) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

          (h) deliver to Purchaser the Extended Owner's Policy of Title Insurance pursuant to Section 2.5 hereof.

     4.3  Purchaser's Obligations at Closing.  At Closing, Purchaser shall:
          ----------------------------------

          (a) pay to Seller the amount of the Purchase Price in cash or immediately available wire transferred funds;

          (b) join Seller in execution of the instrument described in Sections 4.2(c) above;

          (c) deliver to Seller such evidence as Seller's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

     4.4  Credits and Prorations.  The following provisions shall govern the
          ----------------------
apportionment of income and expenses with respect to the Property between Seller and Purchaser:

          (a) Real estate taxes shall be prorated between Seller and Purchaser at Closing. If the Closing shall occur before the amount of taxes is fixed, the apportionment of taxes shall be made based upon one hundred five percent (105%) of the tax rate for the preceding year, applied to the latest assessed valuation of the Property. Upon receipt of the actual tax bill for the Property, the proration of taxes made at Closing shall be subject to adjustment pursuant to Section 4.4(d) below.

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          (b)  Seller shall arrange for final meter readings on all utilities at the Property to be taken on the day preceding Closing. Seller shall be responsible for the payment of utilities used through the day preceding the Closing Date and Seller shall be responsible for the payment of utilities used on or after the Closing Date. With respect to any utility for which there is no meter, the expenses for such utility shall be prorated between Seller and Purchaser at Closing based upon the most current bill for such utility. Any deposits for utilities shall inure to the benefit of and be deemed assigned to Purchaser. Seller and Purchaser shall cooperate to cause the transfer of utility company accounts from Seller to Purchaser.

          (c) If Purchaser elects to accept a transfer to Seller's insurance coverage on the Property (which election may be made at Purchaser's sole discretion), the insurance premium for such insurance coverage shall be prorated between Seller and Purchaser at Closing.

          (d) The prorations described in this Section 4.4 shall be made as of 12:01 a.m. on the Closing Date, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. All prorations described in this Section 4.4 shall be effected by increasing or decreasing, as the case may be, the amount of cash to be paid by Purchaser to Seller at Closing. Seller and Purchaser agree to adjust between themselves after Closing any errors or omissions in the prorations made at Closing; provided, however, that such prorations shall be deemed final and not subject to further post Closing adjustments if no such adjustments have been requested within one hundred twenty (120) after the Closing Date.

     4.5  Closing Costs.  Seller shall pay (a) the fees of any counsel
          -------------
representing it in connection with this transaction; (b) the cost of the Title Policy; (c) the cost of the Survey; (d) the fees for recording the deed conveying the Property to Purchaser; and (e) one-half (1/2) of any escrow fee which may be charged by the Title Company. Purchaser shall pay (y) the fees of any counsel representing Purchaser in connection with this transaction; and (z) one-half (1/2) of any escrow fees charged by the Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

                                   ARTICLE V

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

     5.1  Representations and Warranties of Seller.  Seller hereby represents
          ----------------------------------------
and warrants to Purchaser as follows:

          (a) Seller has the full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement, and the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement require no further action or approval of Seller's partners or of any other person in order to constitute this Agreement as a binding and enforceable obligation of Seller.

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          (b)  To the best of Seller's knowledge, the Property is not in violation of any governmental order, regulation, statute, code or ordinance, and all existing zoning and building codes and other applicable laws and governmental regulations will permit the operation of the Property in accordance with its proposed usage.

          (c) To the best of Seller's knowledge, there has been no written demand by any mortgagee, insurance underwriter or governmental authority for work to be done or other action to be taken by Seller which has not been complied with to the satisfaction of the entity making such demand. To the best of Seller's knowledge, no defect or condition exists with respect to the Property which would adversely affect the insurability of the Property.

          (d) There is no pending condemnation, expropriation, eminent domain, litigation, administrative action or other legal proceeding affecting all or any portion of the Property, and Seller has not received any written or oral notice of any of the same and has no knowledge that any such proceeding is contemplated.

          (e) To the best of Seller's knowledge, all obligations of Seller arising from the ownership of the Property, including but not limited to taxes, assessments, charges, and other costs and expenses, have been paid as they became due or will be paid at or prior to Closing. Except for obligations for which provisions are herein made for proration or other adjustment at Closing, there will be no obligations of Seller with respect to the Property outstanding as of the Closing Date.

          (f) No person, firm or entity, other than Purchaser has any right to acquire the Property or any part thereof.

          (g) This Agreement and the conveyance of the Property will not cause to be imposed on Purchaser any liability to withhold any amount pursuant to
     Section 1445 of the Internal Revenue Code or the implementing regulations.

          (h) To the best of Seller's knowledge, Seller has not disposed of or otherwise released or allowed to be released any hazardous or toxic substances, petroleum products, chemicals, or wastes of any kind on, in, or under the Property, including any surface waters or groundwater located on such Property, nor has Seller caused or allowed to be released or discharged any hazardous or toxic substances, petroleum products, chemicals, or wastes of any kind on, in, or under any tracts in proximity to the Property, including the surface or groundwaters thereof. To the best of Seller's knowledge, there are no hazardous or toxic substances, petroleum products, chemicals, or wastes on, in, or under the Property, including surface or groundwaters, regardless of source or cause, and there are no underground storage tanks on the Property.

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          (i)  To the best of Seller's knowledge, all licenses, permits, certificates of occupancy and other consents or approvals from governmental authorities or private parties which relate to the Land or the improvements to be constructed on the Land are assignable.

     5.2  Covenants of Seller.  Seller hereby covenants with Purchaser as
          -------------------
follows:

          (a) Within twenty (20) days after the Effective Date, Seller shall deliver to Purchaser the documents and other items (the "Due Diligence Materials") listed on Exhibit G attached hereto and made a part hereof.

          (b) Within thirty (30) days after the Effective Date, Seller shall deliver to Purchaser a Phase I Environmental Site Audit (the "Environmental Site Audit") of the Property prepared by a reputable environmental engineering firm licensed by the State of Colorado.

          (c) So long as this Agreement remains in effect, Purchaser will be allowed access to the Property and the books and records related to the Property under the terms and conditions set forth in Section 3.1 hereof.

          (d) Seller shall not enter into any other contract (or an extension or modification of any other contract) with respect to the Property which will survive the Closing or otherwise affect the use, operation or enjoyment of the Property after the Closing, without first obtaining Purchaser's prior written consent thereof.

          (e) After the date hereof and prior to Closing, no part of the Property, nor any interest therein, will be alienated, liened, encumbered or otherwise transferred.

          (f) Pending Closing, Seller shall manage the Property in a normal businesslike manner, maintaining present services and insurance policies, and shall perform when due, all of Seller's obligations under any contracts affecting the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Seller shall remedy any violation of any law, ordinance, order or other requirement of any governmental authority having jurisdiction over or affecting all or any part of the Property. Seller shall deliver the Property at Closing in substantially the same condition as it was on the Effective Date, reasonable wear and tear excepted.

          (g) Seller has paid or will pay in full, prior to Closing, all bills and invoices for labor, goods, materials and services of any kind with respect to the Property and utility charges relating to the period prior to Closing.

          (h) Seller shall promptly notify Purchaser of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or

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

     warranty of Seller to Purchaser under this Agreement untrue or misleading, or any covenant of Seller under this Agreement incapable of being performed.

          (i) With respect to any existing or potential liability arising out of any condition, activity, or event existing or occurring prior to the Closing Date with respect to the Property for which there is any material risk of liability to any governmental entity or agency or any other person or entity for the violation of any environmental law or for which there may be liability in tort, or otherwise, and which is related to or arises out of an environmental condition, the Seller agrees that Seller shall indemnify, defend, and hold harmless the Purchaser from and against all claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by Purchaser as a result of such environmental condition and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of such environmental condition. In the event that any claim relating to a violation of environmental laws shall arise, Seller, upon notice from Purchaser, shall have the first right to address and implement remediation of the environmental condition. In no event shall Seller=s obligation hereunder exceed $1,000,000. The limitation set forth herein is subject to and part of the terms, conditions and limitations set forth in Section 15(k) of the Stock Purchase Agreement between Purchaser and Seller of even date herewith.

     5.3  Representations and Warranty of Purchaser.  Purchaser hereby
          -----------------------------------------
represents and warrants to Seller as follows:

          (a) Purchaser has the full right, power and authority to enter into this Agreement and to carry out Purchaser's obligations hereunder, and to perform all of its obligations under this Agreement, and the execution and delivery of this Agreement and the performance by Purchaser of its obligations under this Agreement requires no further action or approval of Purchaser's partners or of any other person in order to constitute this Agreement as a binding and enforceable obligation of Purchaser.

     5.4  Survival of Representations and Warranties.  Seller and Purchaser
          ------------------------------------------
agree as follows:

          (a) The representations and warranties made by Seller herein shall be continuing and shall be deemed to be made by Seller as of the Closing Date with the same force and effect as if made at and as of that time. All representations, and warranties made by Seller herein shall survive Closing for a period of one (1) year. Seller shall indemnify and hold Purchaser free and harmless from and against all losses, costs, damages and expenses of every kind and nature whatsoever (including reasonable attorneys' fees and costs) sustained by Purchaser as a result of any breach of any representation or warranty made by Seller in this Agreement.

          (b) The representations and warranties made by Purchaser herein shall be continuing and shall be deemed to be made by Purchaser as of the Closing Date with the same force and effect as if made at and as of that time. All representations and warranties made by Purchaser herein shall survive Closing for a period of one (1) year. Purchaser shall indemnify and hold Seller free and harmless from and against all losses, costs, damages, and expenses of every kind and nature whatsoever (including reasonable attorneys' fees and costs) sustained by Seller as a result of any breach of any representation or warranty made by Purchaser.

                                  ARTICLE VI
                      Conditions Precedent to the Closing

     6.1  Conditions Precedent of Purchaser.  Purchaser's obligation to
          ---------------------------------
consummate the transaction contemplated herein is conditioned upon satisfaction of each of the following conditions at or prior to the Closing (or such earlier date as is specified with respect to a particular condition), any one or more of which conditions precedent may be waived by Purchaser in Purchaser's sole discretion:

          (a) All representations of Seller set forth in Section 5.1 shall be true, correct and complete in all material respects as of the Effective Date and shall be true, correct and complete in all material respects as of the Closing Date.

          (b) Seller shall have performed in all material respects all obligations required to be performed by Seller hereunder prior to or in connection with the Closing.

          (c) Purchaser shall have acquired all of the issued and outstanding shares of capital stock of Toyota West Sales and Service, Inc., a Nevada corporation, and Douglas Toyota Sales and Service, Inc., a Colorado corporation, under that certain Stock Purchase Agreement dated January 23, 1997, by and between Purchaser and Seller.

     6.2. Conditions Precedent of Seller.  Seller's obligation to consummate the
          ------------------------------
transaction contemplated herein is conditioned upon satisfaction of each of the following conditions at or prior to the Closing (or such earlier date as is specified with respect to a particular condition), any one or more of which conditions precedent may be waived by Seller in Seller's sole discretion:

          (a) All representations of Purchaser set forth in Section 5.3 shall be true, correct and complete in all material respects as of the Effective Date and shall be true, correct and complete in all material respects as of the Closing Date; and

          (b) Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser hereunder prior to or in connection with the Closing.

          (c) Purchaser shall have acquired all of the issued and outstanding shares of capital stock of Toyota West Sales and Service, Inc., a Nevada corporation, and Douglas Toyota Sales and Service, Inc., a Colorado corporation, under that certain Stock Purchase Agreement dated January 23, 1997, by and between Purchaser and Seller.

                                  ARTICLE VII
                                    DEFAULT



     7.1  Default by Purchaser.  In the event that Purchaser fails to consummate
          --------------------
this Agreement for any reason, except Seller's default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, Seller shall be entitled, as its sole remedy, to terminate this
Agreement.   In the event that Purchaser closes under this Agreement and then fails to fully and timely perform any of its other obligations under this Agreement that survive or are performable after the Closing, Seller may seek all remedies available at law or in equity.

     7.2  Default by Seller.  In the event that Seller fails to consummate this
          -----------------
Agreement for any reason, except Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, or in the event that, at the Closing, any of Seller's representations, warranties, or covenants contained herein is not true or has been breached in any material respect, Purchaser shall be entitled, as its exclusive remedies, either (i) to terminate this Agreement by giving written notice thereof to Seller, whereupon neither party shall have any further rights or obligations under this Agreement, or (ii) to enforce specific performance of Seller's obligations under this Agreement; provided, however, if Seller's default is such that specific performance cannot be granted as a judicial remedy, then Purchaser may seek any and all other remedies available at law or in equity. In the event Purchaser closes under this Agreement and then Seller fails to fully perform any of its other obligations under this Agreement that survive or are performable after the Closing, Purchaser may seek all remedies available at law or in equity.

                                 ARTICLE VIII
                                 RISK OF LOSS

     8.1  Minor Damage.  In the event of loss or damage to the Property or any
          ------------
portion thereof (the "premises in question") which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, reduces the cash portion of the Purchase Price in an amount equal to the cost of such repairs, Seller thereby retaining all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time (but in no event more than thirty (30) days) in order to allow for the completion of such repairs.



     8.2  Major Damage.  In the event of a "major" loss or damage, Purchaser may
          ------------
terminate this Agreement by written notice to Seller.. If Purchaser does not send written notice to Seller that Purchaser has elected to proceed with Closing within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to terminate this Agreement. If Purchaser sends notice to Seller within such ten (10) day period that Purchaser desires to proceed with Closing, this Agreement shall remain in effect, provided that the Purchase Price shall be reduced by an amount equal to the cost of repairing the Property to its condition prior to the occurrence of the major loss or damage. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser. For purposes of Sections 8.1 and 8.2, "major" loss or damage refers to the following: (i) loss or damage, including (without limitation) environmental damage, to the Property or any portion thereof such that the cost of repairing, restoring, or remediating the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the certified opinion of a mutually acceptable appraiser, equal to or greater than One Million Dollars ($1,000,000), and (ii) any loss due to a condemnation.

                                  ARTICLE IX
                                  COMMISSIONS

     9.1  Brokerage Commissions.  Each party represents to the other party that
          ---------------------
it has not used a broker in connection with the Transaction contemplated by this Agreement. Each party further agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Effective Date.  The date of delivery to the Title Company of a fully
          --------------
executed counterpart of this Agreement, as evidenced by the Title Company's notation in the space set forth below, shall be deemed the effective date of this Agreement (the "Effective Date").

     10.2 Title Policy or Abstract. Purchaser is hereby given notice that it
          ------------------------
should have an attorney examine an abstract of title to the property being purchased or obtain a title insurance policy.

     10.3 Notices.  Any notice pursuant to this Agreement shall be given in
          -------
writing by (a) personal delivery, or (b) expedited delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) prepaid telegram, telex or telecopy sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex or telecopy upon receipt. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

     If to Seller:    RDS, Inc.
     -------------    c/o R. Douglas Spedding
                      4380 E. Alameda Avenue
                      Glendale, Colorado  80222

     WITH A COPY TO:  BURG & ELDREDGE, P.C.
                      40 Inverness East
                      Englewood, Colorado 80112

                      Attn:  Michael S. Burg


     If to Purchaser: Cross-Continent Auto Retailers, Inc.
     ---------------- 1201 S. Taylor
                      Amarillo, Texas  79101

                      Attn:  Robert W. Hall

     WITH A COPY TO:  SPROUSE, MOZOLA, SMITH & ROWLEY, P.C.
                      P.O. Box 15008
                      Amarillo, Texas 79105-5008

                      Attn:  R. Wayne Moore

     10.4 Calculation of Time Periods.  Unless otherwise specified, in computing
          ---------------------------
any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Colorado, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.

     10.5 Time of Essence.  Seller and Purchaser agree that time is of the
          ---------------
essence of this Agreement.

     10.6 Successors and Assigns.  The terms and provisions of this Agreement
          ----------------------
are to apply to and bind the successors and assigns of the parties hereto.

     10.7 Entire Agreement.  This Agreement, including the Exhibits, contains
          ----------------
the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter.

     10.8 Further Assurances.  Each party agrees that it will without further
          ------------------
consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement.

     10.9 Attorneys' Fees.  In the event of any controversy, claim or dispute
          ---------------
between the parties affecting or relating to the subject matter or performance of this Agreement, the substantially prevailing party shall be entitled to recover from the nonprevailing party all of its reasonable expenses, including reasonable attorneys' fees.

     10.10  Counterparts.  This Agreement may be executed in several
            ------------
counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

     10.11  Severability.  If any provision of this Agreement is determined by a
            ------------
court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

     10.12  Applicable Law.  The construction, enforcement, interpretation, and
            --------------
validity of this Agreement shall be governed by the laws of the State of Colorado. The obligations of the parties are performable and venue for any legal action arising out of this Agreement shall lie in Potter County, Texas.

     10.13  No Third Party Beneficiary.  The provisions of this Agreement and of
            --------------------------
the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

     10.14  Exhibits and Schedules.  The following schedules or exhibits
            ----------------------
attached hereto shall be deemed to be an integral part of this Agreement:

          (a) Exhibit A -Legal description of the Land
          (b) Exhibit B -Form of Surveyor's Certificate
          (c) Exhibit C -Form of Special Warranty Deed
          (d) Exhibit D -Form of Bill of Sale and Assignment
          (e) Exhibit E -Form of Assignment and Assumption of Contracts
          (f) Exhibit F -FIRPTA Affidavit
          (g) Exhibit G -Due Diligence Materials

     10.15  Captions.  The section headings appearing in this Agreement are for
            --------
convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

     10.16  Construction.  The parties acknowledge that the parties and their
            ------------
counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

     10.17  Survival of Obligations.  To the extent necessary to carry out the
            -----------------------
terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the

Closing and shall not be merged into the various documents executed and delivered at the time of the Closing.

     10.18  Special Taxing Districts.  SPECIAL TAXING DISTRICTS MAY BE SUBJECT
            ------------------------
TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYER SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.

                                          SELLER:

Executed by Seller                        RDS, INC., a Colorado corporation
this 23rd day of                          /s/ R. DOUGLAS SPEDDING,
January, 1997                             --------------------------------------
                                          R. Douglas Spedding, President



                                          PURCHASER:


Executed by Purchaser                     CROSS-CONTINENT AUTO RETAILERS, INC.,
this 23rd day of                          a Delaware corporation
January, 1997

                                          By: /s/ BILL GILLILAND
                                             -----------------------------------
                                          Name: Bill Gilliland
                                               ---------------------------------
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer
                                                 -------------------------------